DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES AND PROVIDES UPDATED EARNINGS GUIDANCE FOR SECOND QUARTER OF FISCAL 2014

Philadelphia, PA, April 10, 2014 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the second quarter of fiscal 2014 ended March 31, 2014 and updated its earnings guidance for the second quarter of fiscal 2014.

Net sales for the second quarter of fiscal 2014 decreased 6.5% to $126.1 million from $134.9 million reported for the second quarter of fiscal 2013. Comparable sales data (which includes Internet sales) for the second quarter of fiscal 2014 and 2013 is presented in the table below.

	Second Quarter Ended March 31,
	2014	2013
	% increase (decrease)
Comparable Sales
Reported basis	(5.1)%	1.6%
Adjusted for calendar timing shift	(5.6)%	2.4%

The decrease in total reported sales for the second quarter of fiscal 2014 compared to the second quarter of fiscal 2013 resulted primarily from the decrease in comparable sales and decreased sales related to the Company's continued efforts to close underperforming stores.

Net sales for the first six months of fiscal 2014 decreased 3.4% to $260.9 million from $270.1 million reported for the first six months of fiscal 2013. Comparable sales data (which includes Internet sales) for the first six months of fiscal 2014 and 2013 is presented in the table below.

	Six Months Ended March 31,
	2014	2013
	% increase (decrease)
Comparable Sales
Reported basis	(2.1)%	1.9%
Adjusted for calendar timing shift	(2.2)%	3.1%

The decrease in total reported sales for the first six months of fiscal 2014 compared to the first six months of fiscal 2013 resulted primarily from the decrease in comparable sales and decreased sales related to the Company's continued efforts to close underperforming stores.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "Our sales for the second quarter of fiscal 2014 were considerably weaker than planned. We believe the primary driver of this sales weakness was the adverse weather conditions across much of the United States during the quarter, which included significantly colder than normal temperatures and much more inclement weather than normal, with numerous periods of snow and icy conditions which suppressed store traffic for us and many retailers in many regions of the United States. These extreme weather conditions adversely impacted sales, particularly sales of Spring merchandise, which represent a significantly larger percentage of our total sales for the second fiscal quarter than do sales of Fall merchandise. We believe that our weaker than planned sales results also reflect the continued challenging overall economic environment which has affected many retailers in recent months. Our sales for the quarter were well below the low end of our expected sales range and, as a result of this sales shortfall, we expect our earnings for the second quarter to be between $0.23 and $0.24 per share, which is below the low end of our prior earnings guidance range of $0.35 to $0.40 per share that we provided in our January 30, 2014 press release, and significantly lower than our second quarter fiscal 2013 earnings of $0.44 per share. Our second quarter fiscal 2014 earnings per share are expected to include approximately $0.02 per share of other charges related to the previously announced relocation of our headquarters and distribution facilities. Excluding the other charges, our adjusted earnings for the second quarter are expected to be between $0.25 and $0.26 per share, compared to our previous guidance of adjusted earnings between $0.37 and $0.42 per share, and our second quarter fiscal 2013 adjusted earnings of $0.44 per share.

"Our total sales of $126.1 million for the second quarter were below the low end of our sales guidance range of $131 to $134 million provided in our January 30 press release, primarily due to our reported comparable sales decrease of 5.1%, which was below the low end of our guidance range for a comparable sales change of between a decrease of 1% and an increase of 2% for the quarter.

"We remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. Our progress in these sales-driving initiatives is evidenced by our previous six consecutive quarters of comparable sales increases up until this most recent quarter, and we believe we are well positioned to continue to manage our business through this uncertain consumer environment, to continue to improve our sales performance, and to continue to make progress towards our key corporate goals."

For the quarter ended March 31, 2014, the Company opened six stores, and closed 23 stores, including six closings of Destination Maternity nameplate stores. For the six months ended March 31, 2014, the Company opened 11 stores, including two Destination Maternity nameplate stores, and closed 29 stores, including six closings of Destination Maternity nameplate stores and three store closings related to Destination Maternity nameplate store openings. As of March 31, 2014, the Company operates 578 stores, 1,328 leased department locations and 1,906 total retail locations, compared to 613 stores, 1,262 leased department locations and 1,875 total retail locations operated as of March 31, 2013. The growth in the number of leased department locations at March 31, 2014 compared to March 31, 2013 resulted predominantly from the increase in the number of leased departments operated in buybuy BABY® stores. In connection with the Company's broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies"R"Us stores in late October 2012 and began to open leased departments in select buybuy BABY stores. According to Bed Bath & Beyond Inc.'s latest public disclosure as of April 9, 2014, there are 90 buybuy BABY stores. As of March 31, 2014, the Company operates leased departments in 85 buybuy BABY stores, an increase from the 59 leased departments operated in buybuy BABY stores as of September 30, 2013, and the 14 leased departments operated in buybuy BABY stores as of March 31, 2013.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday.  Thus, for each calendar quarter, there is a "days adjustment calendar shift" which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week.  In order to quantify and eliminate the effect on reported comparable sales results of the "days adjustment calendar shift", the Company also presents comparable sales on a calendar-adjusted basis. For the second quarter of fiscal 2014, calendar-adjusted comparable sales were measured for the period Wednesday January 1, 2014 through Monday March 31, 2014 compared to the period Wednesday January 2, 2013 through Monday April 1, 2013. The Company estimates the calendar shift favorably impacted its reported comparable sales for the second quarter of fiscal 2014 by approximately 0.5 percentage points. Thus, calendar-adjusted comparable sales for the second quarter of fiscal 2014 decreased 5.6%, compared to the reported comparable sales decrease of 5.1%. For the first six months of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday October 1, 2013 through Monday March 31, 2014 compared to the period Tuesday October 2, 2012 through Monday April 1, 2013. The Company estimates the calendar shift favorably impacted its reported comparable sales for the first six months of fiscal 2014 by approximately 0.1 percentage point. Thus, calendar-adjusted comparable sales for the first six months of fiscal 2014 decreased 2.2%, compared to the reported comparable sales decrease of 2.1%. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the second quarter of fiscal 2013 by approximately 0.8 percentage points, primarily as a result of having one less day in the quarter versus the second quarter of fiscal 2012, due to 2012 being a leap year. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the first six months of fiscal 2013 by approximately 1.2 percentage points, primarily as a result of: (1) having one less Saturday versus the first six months of fiscal 2012, and (2) having one less day versus the first six months of fiscal 2012 due to the leap year in 2012.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of March 31, 2014, Destination Maternity operates 1,906 retail locations, including 578 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,328 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea and Mexico. As of March 31, 2014, Destination Maternity has 32 international franchised locations, including 19 Destination Maternity branded stores and 13 shop-in-shop locations. As previously announced, the Company expects its first franchised locations in Mexico to open in Spring 2014, pursuant to its franchise agreement with El Puerto de Liverpool, S.A.B. de C.V., the largest department store company in Mexico.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocation of our headquarters and distribution center facilities with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.